EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS

                                              (in thousands, except for per share data)
                                                      Three Months Ended March 31

                                                         2001              2000
                                                         ----              ----
Net income                                              $1,206            $1,008
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Basic earnings per share weighted average shares         6,363             6,252
Net effect of dilutive stock options                       321               314
                                                        ------            ------
Diluted earnings per share weighted average shares       6,684             6,566
                                                        ======            ======
Basic earnings per share                                  $.19              $.16
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Diluted earnings per share                                $.18              $.15
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